Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 333-120816, 333-132229, 333-147625, 333-173617, 333-176768, 333-182256 and 333-189572 on Form S-8 of our report dated March 25, 2014, on the financial statements of Aastra Technologies Limited, which comprise the consolidated statements of financial position as at December 31, 2012 and December 31, 2011, the consolidated statements of profit, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information.

March 25, 2014

Toronto, Canada